Exhibit (10)(n)(1)

ALLTEL CORPORATION

Resolutions of the Board of Directors

January 25, 2001

RE: Amendment to ALLTEL Corporation Supplemental

Medical Expense Reimbursement Plan

WHEREAS, ALLTEL Corporation ("ALLTEL") maintains the ALLTEL Corporation Supplemental Medical Expense Reimbursement Plan, as amended and restated effective as of January 1, 1991 (the "Plan"); and

WHEREAS, the Board of Directors deems it advisable to amend the Plan in the manner set forth in these resolutions;

NOW, THEREFORE, BE IT RESOLVED, that the third and fourth paragraphs of Article II of the Plan are deleted and replaced with the following:

Coverage in the Plan will cease at the end of the calendar month in which the date of termination of employment with the Company occurs, except as provided in the immediately following two paragraphs or as provided under COBRA continuation requirements.

With respect to former employees covered under the Plan who attained disabled or retired status with the Company prior to January 26, 2001, coverage in the Plan will cease at the end of the calendar month in which death occurs, except as provided in the immediately following paragraph or as provided under COBRA continuation requirements.

With respect to former employees covered under SMRP who retired from service with the Company or died before January 1, 1987, participation by such retired employees, their spouses and other dependents, or surviving spouses and their dependents, in the Plan shall continue on a non-contributory basis for the remainder of the retired employee's lifetime and until the earlier of the spouse's death or until the spouse remarries.

RESOLVED FURTHER, that the officers of ALLTEL be, and each of them hereby is, authorized and directed, for and on behalf of ALLTEL, to do any and all things necessary or appropriate to carry out the foregoing amendment.